Exhibit 11
			       Xerox Corporation

		   Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

					   Three months        Nine months
				       ended September 30, ended September 30,
					     1996     1995      1996     1995

I. Primary Net Income Per Common Share

Income from continuing operations        $    250 $    256  $    780 $    697
   Accrued dividends on ESOP preferred
     stock, net                               (11)     (11)      (32)     (32)
   Accrued dividends on redeemable
     preferred stock                            -        -        (1)      (2)
   Adjusted income from
     continuing operations                    239      245       747      663
   Discontinued operations                      -      (20)        -      (76)
   Adjusted net income                   $    239 $    225  $    747 $    587

   Average common shares outstanding
     during the period                    324,524  323,320   324,578  321,302
   Common shares issuable with respect
     to common stock equivalents for
     stock options, incentive and
     exchangeable shares                    9,049    9,056     9,049    9,056
   Adjusted average shares outstanding
     for the period                       333,573  332,376   333,627  330,358

   Primary earnings per share:
     Continuing operations               $   0.71 $   0.74  $   2.24 $   2.01
     Discontinued operations                    -     (.06)        -     (.23)
   Primary earnings per share            $   0.71 $   0.68  $   2.24 $   1.78

II.Fully Diluted Net Income Per Common Share

   Income from continuing operations     $    250 $    256  $    780 $    697
   Accrued dividends on redeemable
     preferred stock                            -        -        (1)      (2)
   ESOP expense adjustment, net of tax          -       (2)       (1)      (6)
   Interest on convertible debt,
     net of tax                                 -        1         1        2
   Adjusted income from
     continuing operations                    250      255       779      691
   Discontinued operations                      -      (20)        -      (76)
   Adjusted net income                   $    250 $    235  $    779 $    615

   Average common shares outstanding
     during the period                    324,524  323,320   324,578  321,302
   Stock options, incentive and
     exchangeable shares                    9,050    9,776     9,050    9,776
   Convertible debt                         2,644    2,644     2,644    2,644
   ESOP preferred stock                    28,063   28,754    28,063   28,754
   Adjusted average shares outstanding
     for the period                       364,281  364,494   364,335  362,476

   Fully diluted earnings per share:
     Continuing operations               $   0.68 $   0.70  $   2.14 $   1.91
     Discontinued operations                    -     (.05)        -     (.21)
   Fully diluted earnings per share      $   0.68 $   0.65  $   2.14 $   1.70